Exhibit 107

EX-FILING FEES

Calculation of Filing Fee Tables

FORM S-4

(Form Type)

Roth CH V Holdings, Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Securities Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Security	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Newly Registered Securities

Fees to be paid	Equity	Common Stock, par value $0.0001 per share	457	1,582,797(1)	$11.14	$17,632,359	0.0001476	$2,602.54

Fees Previously Paid	Equity	Common Stock, par value $0.0001 per share(3)	457	10,000,000(4)	N/A(5)	$2,070.17	0.0001476	$0.31 (5)
	Equity	Common Stock, par value $0.0001 per share	457	3,336,500(6)	$11.00(7)	$36,701,500	0.0001476	$5,417.14
	Equity	Warrants to purchase shares of Common Stock par value $0.0001 per share	57	5,980,750 (8)	0.06	358,845	0.0001476	$52.97

Carry Forward Securities
Carry Forward Securities	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A

	Total Offering Amounts					$54,694,774
	Total Fees Previously Paid							$5,470.42
	Total Fee Offsets							$0.00
	Total Fee Due							$2,602.54

(1) Represents the outstanding public shares of Roth CH Acquisition V Co. on the date hereof.

(2) Estimated solely for purposes of calculating the registration fee in accordance with Rule 457(f)(1) and Rule 457(c) under the Securities Act. The Common Stock of Roth CH Acquisition V Co. is quoted on Nasdaq. The proposed maximum price per share is based on the average of the high and low sales price on August 6, 2024, of $11.14.

(3) Pursuant to Rule 416(a), an indeterminable number of additional securities are also being registered to prevent dilution resulting from stock splits, stock dividends or similar transactions.

(4) Represents a maximum of 10,000,000 shares of the common stock, par value $0.0001 per share (the “Common Stock”) of Roth CH V Holdings, Inc., a Nevada corporation issuable in connection with the business combination with New Era Helium Corp.

(5) Estimated solely for purposes of calculating the registration fee in accordance with Rule 457(f)(2) of the Securities Act. New Era Helium Corp., a Nevada corporation, is a private company, no market exists for its securities, and it has an accumulated deficit. Therefore, the proposed maximum aggregate offering price is one-third of the aggregate par value of the New Era Helium Corp securities expected to be exchanged in the business combination.

(6) Represents the outstanding private shares of Roth CH Acquisition V Co. on the date hereof.

(7) Estimated solely for purposes of calculating the registration fee in accordance with Rule 457(f)(1) and Rule 457(c) under the Securities Act. The Common Stock of Roth CH Acquisition V Co. is quoted on Nasdaq. The proposed maximum price per share is based on the average of the high and low sales price on June 26, 2024, of $11.00.

(8) Represents the outstanding warrants of Roth CH Acquisition V Co. on the date hereof.